EXHIBIT 99.1

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
04/27/04	Investors: Mary Healy, 630-623-6429
Media: Anna Rozenich, 630-623-7316

McDONALD’S REPORTS RECORD FIRST QUARTER 2004 RESULTS

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the first quarter, reporting diluted earnings per share of $0.40, up 38% over the prior year on strong comparable sales and improved margins.

McDonald’s reported the following first quarter highlights:

•	Revenues increased 16% (8% in constant currencies), Systemwide sales increased 17% (10% in constant currencies), and comparable sales increased 9.4%.

•	Company-operated restaurant margins increased 160 basis points to 14.3%, and franchised restaurant margins increased 160 basis points to 77.9%. Company-operated restaurant margins improved in all segments, led by a 370 basis point improvement in the U.S. to 18.2%.

•	Operating income increased 27% (18% in constant currencies).

•	Diluted earnings per share were $0.40 compared with $0.29 for first quarter 2003 before the effect of an accounting change, a 38% increase (31% in constant currencies).

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per common share data

Quarters ended March 31,	2004	2003	% Inc	Currency Translation Benefit	% Increase Excluding Currency Translation

Revenues	$4,399.7	$3,799.7	16	$288.0	8
Operating income	858.4	674.6	27	59.9	18
Income before cumulative effect of accounting change	511.5	364.2	40	30.0	32
Net income	511.5	327.4	56	30.0	47
Per common share-diluted:
Income before cumulative effect of accounting change	0.40	0.29	38	0.02	31
Net income	0.40	0.26	54	0.02	46

Chief Executive Officer and President Charlie Bell, said, “Last week we suffered the tragic and sudden loss of our esteemed Chairman and Chief Executive Officer, Jim Cantalupo. Jim was an incredibly inspiring and passionate leader whose legacy and impact on our System are as far reaching as our restaurants around the world. Jim’s emphasis on the customer fostered a Systemwide dedication to delivering a superior restaurant experience. My management team and I remain firmly committed to strengthening McDonald’s relevancy and continuing the momentum that began under Jim’s leadership.

“We delivered impressive first quarter results fueled by the overall performance of our U.S. business, improved comparable sales across all geographic segments, and increased margins. We served 2.3 million more customers during the first quarter compared with the same period in the prior year – the equivalent of adding roughly 1,500 restaurants, yet we added only 100 restaurants over the past 12 months. In addition, we achieved double-digit growth in Systemwide sales and generated operating income growth of more than 25% in the first quarter. To date in April, U.S. sales remain strong, and as expected, Europe’s sales trends have improved significantly compared with March, following the successful launch of the Salads Plus menu in several key markets. These results are a clear indication that our Plan to Win is working.

“At the beginning of last year we mapped out our path to predictable, sustainable growth beginning in 2005. Since then, we’ve raised the bar on operations excellence and leadership marketing, and we’ve seen a fundamental lift in our business. Last week, our global System came together at McDonald’s Worldwide Convention. It is evident that the improvements we’ve made on behalf of our customers worldwide have rekindled the System’s enthusiasm and competitiveness. Our franchisees and local management teams are aligned and infused with the ‘i’m lovin’ it™’ spirit. The entire McDonald’s System is energized and excited about our momentum and opportunities. As we have done during the past 16 months, we will forge ahead with the business of delivering a great McDonald’s experience for every one of our customers – it is the greatest tribute we can pay to Jim.”

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Constant currency results are calculated by translating current year results at prior year average exchange rates.

Systemwide Sales include sales at all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements.

Comparable Sales represent sales at Systemwide restaurants in operation at least thirteen months, excluding the impact of currency translation.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements which reflect management’s expectations regarding future events and operating performance and speak only as of April 27, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 8:30 a.m. Central Time on April 28, 2004. For access, go to www.investor.mcdonalds.com. An archived replay of this webcast will be available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for additional, supplemental information related to the Company’s results for the quarter ended March 31, 2004.

The Company plans to release April 2004 sales information on Monday, May 10.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data			Inc / (Dec)

Quarters ended March 31,	2004	2003	$	%

Revenues
Sales by Company-operated restaurants	$3,283.0	$2,856.1	426.9	15
Revenues from franchised and affiliated restaurants	1,116.7	943.6	173.1	18

TOTAL REVENUES	4,399.7	3,799.7	600.0	16

Operating costs and expenses
Company-operated restaurant expenses	2,827.4	2,509.4	318.0	13
Franchised restaurants—occupancy expenses	246.4	223.3	23.1	10
Selling, general & administrative expenses	457.5	396.4	61.1	15
Other operating (income) expense, net	10.0	(4.0)	14.0	n/m
Total operating costs and expenses	3,541.3	3,125.1	416.2	13

OPERATING INCOME	858.4	674.6	183.8	27

Interest expense	91.7	101.8	(10.1)	(10)
Nonoperating expense, net	8.9	25.2	(16.3)	(65)

Income before provision for income taxes	757.8	547.6	210.2	38

Provision for income taxes	246.3	183.4	62.9	34

Income before cumulative effect of accounting change	511.5	364.2	147.3	40

Cumulative effect of accounting change, net of tax*	—	(36.8)	36.8	n/m

NET INCOME	$511.5	$327.4	184.1	56

PER COMMON SHARE-DILUTED:
Income before cumulative effect of accounting change	$0.40	$0.29	0.11	38

Cumulative effect of accounting change*	$—	$(0.03)	0.03	n/m

Net income	$0.40	$0.26	0.14	54

Weighted average common shares outstanding-diluted	1,275.5	1,270.3	5.2	—

n/m Not meaningful

*     Relates to change in accounting for asset retirement obligations in 2003.

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